Exhibit 23.2

                    TURNER, JONES AND ASSOCIATES, p.c.
                      Certified Public Accountants
                   108 Center Street, North, 2nd Floor
                      Vienna, Virginia 22180-5769


As independent auditors of WasteMasters, Inc., we hereby consent to the incorporation of our report dated April 16, 2000, relating to the consolidated balance sheet of WasteMasters, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1999 in the Form 8-K/A of WasteMasters, Inc. reporting on its acquisition of Lisbon Landfill, Inc., All Waste Disposal Services, Inc. and Tri-State Waste Disposal Service, Inc. to be filed on or about March 30, 2001.

/s/ Turner, Jones and Associates, p.c.
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Vienna, Virginia
March 28, 2001